United Security Bancshares Announces Appointment of Chief Financial Officer
FRESNO, CA, March 30, 2015. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) and a wholly-owned subsidiary, United Security Bank (the "Bank") announced the appointment of Ms. Bhavneet Gill as Senior Vice President and Chief Financial Officer. Ms. Gill joined the Bank on May 20, 2013, as Vice President and Controller.
Dennis R. Woods, President and Chief Executive Officer of the Company, stated, “We are pleased to have Bhavneet Gill join the executive management team at United Security Bank, and look forward to the financial expertise she brings to our organization.”
Ms. Gill has more than 7 years of experience in banking and the financial services industry. Prior to joining the Bank, Ms. Gill served in various finance roles at Central Valley Community Bank and State Street, most recently having served as the Accounting Manager at Central Valley Community Bank.
Ms. Gill received her Bachelor's degree in Managerial Economics from University of California, Davis.
United Security Bancshares is a $660+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others: (1) increases in the competitive pressure in the banking industry; (2) changes in the interest rate environment which may reduce margins and devalue assets; (3) deteriorating general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality; (4) changes in the regulatory environment, whether arising as a result of new laws or regulations, or as a result of changing regulatory policies; (5) failure to comply with the informal regulatory agreements under which the Company and the Bank are subject; (6)  changes in business conditions and inflation; (7) changes in securities markets; (8) asset/liability matching risks and liquidity risks; (9) potential impairment of goodwill and other intangible assets; (10) loss of key personnel; (11) earthquake or other natural disasters impacting the local economy or the condition of real estate collateral; and (12) operational interruptions including data processing systems failure and fraud. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the section entitled Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").